Exhibit 10.46

Christopher C. Gallen, MD, PhD

8 Overbrook Parkway

Wynnewood, PA 19096

Dear Dr. Gallen:

Re:	Confidentiality and Assignment of Proprietary Developments Agreement

The purpose of this letter is to describe and record the Agreement between you and Neuromed Technologies Inc. (“Neuromed”) concerning the terms on which you, as an employee of Neuromed Technologies Inc., will protect and keep confidential certain information received during your employment with Neuromed and pursuant to which you agree to assign certain proprietary developments to Neuromed.

In consideration of Neuromed entering into employment with you, and for good and valuable consideration relating thereto, that you acknowledge and agree:

1.	DEFINITIONS:

In this Agreement:

(a)	“The Companies” shall mean Neuromed Technologies Inc., Neuromed Pharmaceuticals Inc. and any affiliated companies as defined under the Canada Business Corporations Act, RSC 1985, C-44, as amended.

(b)	“Confidential Information” means information of the Companies disclosed to you by the Companies, which shall include but not be limited to:

(i)	experimental techniques, proprietary assays, screening strategies and technologies, targets for drug discovery and chemical formulae;

(ii)	commercial and financial information concerning the corporate, scientific, and pharmaceutical research activities and plans of the Companies including any information regarding the Companies’ costs, sales, income, salaries, customers, and all business opportunities or joint ventures considered by the Companies, whether or not pursued;

(iii)	any and all confidential know-how, trade secrets, and any and all oral, written, electronic or other confidential communications regarding any Proprietary Developments;

(c)	“The Companies’ Business” means the specific biomedical research and development activities conducted by the Companies including but not limited to the discovery and development of novel calcium channel blockers for the purpose of treating diseases;

(d)	“Proprietary Development” means a development or developments including, without limitation;

(i)	enhancements, modifications, additions or other improvements to the intellectual property or assets owned, license, sold, marketed or used by the Companies in connection with the Companies’ Business;

(ii)	trademarks, copyrights, trade names, business names, logos, design marks and other proprietary marks;

(iii)	inventions, devices, discoveries, concepts, ideas, formulae, know-how, processes, techniques, systems, methods and any improvements, enhancements and modifications thereto, whether patented or not;

developed, created, generated, contributed to or reduced to practice by you alone or jointly with others pursuant to your activities as an employee, director, officer or consultant of Neuromed and which results from tasks assigned to you by the Companies or which results from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Companies and which reasonably relates to the Neuromed Business.

2.	CONFIDENTIALITY:

(a)	Basic Obligation Of Confidentiality:

You acknowledge and agree that during your employment with Neuromed, the Companies may disclose to you, or you may otherwise be exposed to, the Companies’ Confidential Information. Neuromed agrees to provide such access to you and you agree to receive and hold the Confidential Information on the terms and conditions set out herein. Except as set out below, you will keep strictly confidential all Confidential Information and all other information that you acquire, see, or are informed of, as a direct or indirect consequence of your involvement with the Companies in any capacity or that is revealed to you by the Companies or is generated through negotiations or other activities of third parties in connection with your involvement, in any capacity, with the Companies’ Business.

(b)	Fiduciary Relationship:

You will be, and act toward the Companies as a fiduciary and you will not use, duplicate, publish, or disclose at any time, either during or after your involvement in any capacity with the Companies, any of the Confidential Information, whether or not conceived, originated, discovered, or developed in whole or in part by you.

(c)	Non-Disclosure:

Unless Neuromed first gives you written permission to do so, you will not:

(i)	use or duplicate Confidential Information or recollections thereof;

(ii)	disclose Confidential Information or recollections thereof to any third party; or

(iii)	translate or adapt any Confidential Information or permit any Confidential Information to be used, copied, translated or adapted.

(d)	Taking Precautions:

You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used, or copied by third parties.

(e)	Neuromed’s Ownership of Confidential Information:

As between you and Neuromed, all right, title and interest in and to the Confidential Information, whether or not created or developed by you, is and shall remain Neuromed’s property.

(f)	Control of Confidential Information and Return of Information:

All physical materials produced or prepared by you containing Confidential Information, including designs, formula, memoranda, test results and notes of experiments, drawings, plans, prototypes, samples, accounts, reports, data, financial statements or proforma estimates and any other materials prepared in the course of your responsibilities or for the benefit of Neuromed shall belong to Neuromed, and you will turn over possession to Neuromed of all such items in your possession or control promptly when Neuromed requests you to do so.

(g)	Purpose of Use:

You will use Confidential Information only for purposes authorized or directed by Neuromed and its officers and you will not seek access to any Confidential Information that is not relevant to or necessary for those purposes.

(h)	Extent and Duration of Obligation:

Except as Neuromed agrees in writing, your obligations of confidentiality under this Agreement shall continue for the longer of:

(i)	ten years after the termination of your employment with Neuromed; and

(ii)	with respect to particular items of Confidential Information or material, for so long as those items are not in the public domain, but your obligations will continue if those items enter the public domain as a consequence of a breach of this Agreement or any other wrongful or negligent act or omission by you.

The restrictions in this Agreement regarding confidentiality will not apply to information which is lawfully known by you prior to your employment with Neuromed.

3.	ASSIGNMENT OF PROPRIETARY DEVELOPMENTS:

(a)	Full Disclosure of Proprietary Developments:

You agree to promptly inform, and make full disclosure of, any Proprietary Development to Neuromed. If required by Neuromed, you will disclose in writing in a log book or such other form or device provided for such purpose by Neuromed, the details of all Proprietary Developments that you are involved with or responsible for as an employee of Neuromed.

(b)	Assignment of Proprietary Developments to Neuromed:

You will assign, and do hereby irrevocably assign and transfer to Neuromed or to Neuromed’s designee, your entire right, title and interest in and to all Proprietary Developments and any Confidential Information. Without limiting the foregoing, you agree to waive all moral rights in such Proprietary Developments, and you agree that all Proprietary Developments shall be deemed to be “work made in the course of employment” and that Neuromed shall be deemed the owner thereof. To the extent that you may own or acquire legal title to any of such Proprietary Developments, you hereby declare and confirm that such legal title is, and will be, held by you only as bare trustee and agent for Neuromed. You agree that Neuromed will be the exclusive owner of all of your right title and interest in and to each Proprietary Development throughout the world, including all trade secret, patent, copyright, trademark, industrial design and all other intellectual property rights of any kind and therein.

(c)	Assistance with Proceedings:

You further agree at Neuromed’s request to assist in drafting of any description or specification of the Proprietary Development as may be required for any patent application and to assist with any opposition to, or intervention regarding, an application for any patent, copyright or trademark or other proceedings relating to any Proprietary Developments. Without limiting the foregoing you agree to execute:

(i)	all instruments that Neuromed may reasonably require to effect, protect, perfect, register, record or patent any Proprietary Developments or the Confidential Information, or related rights, or Neuromed’s interest therein; and

(ii)	all papers that Neuromed reasonably considers necessary or helpful in obtaining or maintaining such interests and rights during the prosecution of applications thereon or during the conduct of any interference, litigation, opposition, or any other matter in connection therewith;

provided that all expenses incident to such activities will be borne by Neuromed. Your obligations under this Section will continue beyond termination of your employment with Neuromed, respecting any Proprietary Developments created during your employment with Neuromed, or any Proprietary Developments perfected or reduced to specific form after termination of your employment with Neuromed, if the conception of the Proprietary Development arose as a result of your work with Neuromed. You agree that Neuromed’s rights under this Section shall not be limited to this country, Canada, but shall extend to every country of the world.

(d)	Inventions and Improvements:

You further agree to treat all information relating to any Proprietary Development as Confidential Information owned by Neuromed and you will disclose same only to your immediate superior or as he or she may direct.

(e)	Publicity and Publication:

Without the prior written consent of the Chief Scientific Officer of Neuromed you will not make or give any public announcements or press releases or statements to the public or the press regarding any Proprietary Developments, Confidential Information or concerning The Companies’ Business. You also will not submit an abstract or publication for review or publication until you have prior written approval to do so from the Chief Scientific Officer of Neuromed.

4.	MISCELLANEOUS:

(a)	Governing Law:

You agree that this employment agreement shall be governed for all purposes by the laws of the Province of British Columbia and that any action arising out of this agreement shall be attorn to the jurisdiction of the Supreme Court of British Columbia.

(b)	Equitable Remedies:

You acknowledge and agree that a breach by you of any of your obligations under this Agreement will result in damages to Neuromed that can not be adequately compensated for by a monetary award. Accordingly, in case of any such breach by you, in addition to all other remedies available to Neuromed at law or in equity, Neuromed shall be entitled as a matter of right to apply to a Court of competent jurisdiction for relief by way of restraining order or injunction, as may be appropriate to ensure compliance with the provisions of this Agreement.

(c)	Amendments:

No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by Neuromed.

(d)	Binding Nature of Agreement:

You agree that this Agreement is binding on your personal representatives. You also agree that the covenants and provisions contained in this Agreement shall survive and continue to bind you following the termination of your employment with Neuromed regardless of whether Neuromed does, or does not, have just cause for such termination.

(e)	Independent Legal Advice:

As this is an important agreement for you and for Neuromed containing significant undertakings by you, Neuromed suggests you seek independent legal advice regarding this Agreement.

(f)	Severability:

If any part or Section of this Agreement is determined by a Court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable part or Section shall be severed, and shall not affect or impair the enforceability or validity of the balance of the Section or any other part of this Agreement.

(g)	No Waiver:

No waiver, delay, indulgence, or failure to act by Neuromed regarding any particular default or omission by you shall affect or impair any of Neuromed’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing.

(h)	No Other Obligations:

You represent, except as you have disclosed to Neuromed in writing on the date hereof, that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

5.	ACCEPTANCE:

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to Neuromed. Your execution and delivery to Neuromed of the enclosed copy of this letter will create a binding agreement between you and Neuromed.

Thank you for your co-operation in this matter.

Sincerely,

NEUROMED TECHNOLOGIES INC.

Per:	/s/ Bruce S. Colwill, CA
Bruce S. Colwill, CA VP, Finance & Chief Financial Officer

ACCEPTED AND AGREED TO THIS 11th DAY OF APRIL, 2005. YOU HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS SET OUT IN THIS AGREEMENT.

/s/ Christopher C. Gallen, MD, PhD
Christopher C. Gallen, MD, PhD